Exhibit 10.14

AMENDMENT NO. 4
TO THE
OKLAHOMA GAS AND ELECTRIC COMPANY
RESTORATION OF RETIREMENT INCOME PLAN
(As Amended and Restated Effective January 1, 1994)

          OGE Energy Corp., an Oklahoma corporation (the "Company"), in accordance with the authority reserved to the Company under Section 9 of the OGE Energy Corp. Restoration of Retirement Income Plan (the "Plan"), hereby amends the Plan, effective as of January 1, 2000, in the following particulars:

          1.           By deleting the first paragraph of Section 2 of the Plan and substituting the following new paragraph therefore:

          ““ Compensation” shall mean, during an applicable period, the participant’s Compensation under the Retirement Plan, except that (i) such Compensation shall not be limited by Code Section 401(a)(17) as in effect during such applicable period, (ii) such Compensation shall include amounts, if any, deferred by the participant for the calendar year in question under the OGE Energy Corp. Deferred Compensation Plan (the “Deferred Compensation Plan”), and (iii) Compensation under this Plan shall include bonuses payable pursuant to the OGE Energy Corp. Annual Incentive Plan. Such bonuses shall be included as Compensation for purposes of the Plan in the year in which the services to which the bonuses relate are preformed, notwithstanding the fact that the bonuses are not actually declared and paid to participants until the following year.”

          2.           By deleting Section 4 of the Plan and substituting the following therefore:

                        4.           Eligibility

          Participants in the Retirement Plan whose pension or pension-related benefits under the Retirement Plan are limited by (i) the provisions thereof relating to the maximum benefit limitations of Section 415 of the Code (the “415 Limit”), (ii) the limitation on includible Compensation under the Code 401(a)(17), as in effect on and after January 1, 1989, and as adjusted and/or amended from time to time (the “401(a)(17) Limit”), or (iii) by reason of deferrals under the Deferred Compensation Plan shall be eligible for benefits under this Plan. In no event shall a participant who is not entitled to benefits under the Retirement Plan be eligible for a benefit under this Plan.”

          3.           By deleting the second paragraph of subsection 5(b) of the Plan and substituting the following therefore:

          “In making this computation, it is intended that the recipient should receive an amount from this Plan which, if expressed as an actuarial equivalent lump-sum amount, would enable him to purchase an individual annuity that would produce a monthly benefit, after payment of applicable Federal, State and local income taxes on such lump-sum amount at the maximum rates in effect in the year of commencement of Plan benefits, equal to the monthly benefit, after payment of such income taxes, that the recipient would have received under the Retirement Plan had Sections 401 (a)(17) and 415 of the Code not been applicable thereto and if the participant’s deferrals under the Deferred Compensation Plan were treated as compensation under the Retirement Plan, less the benefits which are payable under the Retirement Plan.”

          4.           By deleting the first sentence of the third paragraph of subsection 5(b) of the Plan and substituting the following therefore:

          “Benefits payable under this Plan shall be computed in accordance with the foregoing and with the objective that such recipient should receive under this Plan and the Retirement Plan that total amount which would have been payable to that recipient solely under the Retirement Plan had the 415 and the 401(a)(17) Limit not been applicable thereto and the participant’s deferrals under the Deferred Compensation Plan were treated as compensation under the Retirement Plan.”